EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 333-44490, 333-65738, and 333-67636 on Forms S-8, Amendment No. 1 to Registration Statement No. 333-109188 on Form S-3, and Registration Statement No. 333-84650 on Form S-3 of Magnum Hunter Resources, Inc. of our report dated March 9, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to changes in the methods of accounting for asset retirement obligations and employee stock-based compensation in 2003 as required by Statement of Financial Accounting Standards No. 143, “Accounting for Asset Retirement Obligations” and Statement of Financial Accounting Standards No. 148, “Accounting for Stock-Based Compensation – Transition and Disclosure, and Amendment to FASB Statement No. 123", respectively), appearing in this Annual Report on Form 10-K of Magnum Hunter Resources, Inc. for the year ended December 31, 2003.

Dallas, Texas
March 12, 2004